UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 25, 2017

VENTAS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-10989	61-1055020
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

353 N. Clark Street, Suite 3300, Chicago, Illinois	60654
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code: (877) 483-6827

Not Applicable
Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On July 28, 2017, Ventas, Inc. (the "Company") issued a press release announcing its results of operations for the quarter ended June 30, 2017.  A copy of the press release is furnished herewith as Exhibit 99.1 and incorporated in this Item 2.02 by reference.
Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 25, 2017, Todd W. Lillibridge, the Company's Executive Vice President, Medical Property Operations and President and Chief Executive Officer of Lillibridge Healthcare Services, Inc., announced his intention to step down from his current role and transition to the role of Special Advisor to the Company's Chief Executive Officer, facilitating a smooth transition for his successor. Mr. Lillibridge will remain in his current role until the appointment of his successor.
In connection with his transition, the Company and Mr. Lillibridge entered into an Employment Transition Agreement dated July 25, 2017 (the "Agreement"). The Agreement goes into effect upon the earlier of the date Mr. Lillibridge's successor begins employment (the "Transition Date") and February 14, 2018, and supersedes the Employee Protection and Noncompetition Agreement between the Company and Mr. Lillibridge, dated July 1, 2015.  In this role, Mr. Lillibridge will be a non-executive officer employee of the Company and devote his full business efforts to facilitating a smooth transition for his successor and performing special projects relating to hospitals and the healthcare industry, as assigned by the Company's Chief Executive Officer. The Agreement does not have a defined term and will expire upon Mr. Lillibridge's termination of employment for any reason (the "Term").
During the Term, Mr. Lillibridge will earn an annual base salary of $400,000. He will be eligible to earn his annual cash incentive award in respect of his 2017 performance but will not be eligible to earn future annual cash incentive awards except for an award in respect of his 2018 performance only if the Transition Date has not occurred by February 14, 2018. Such 2018 annual cash incentive award would be earned based on actual performance and would be prorated to reflect the number of days Mr. Lillibridge remained employed by the Company in 2018 through the Transition Date. Payment thereof would be subject to Mr. Lillibridge timely executing and not revoking a general release of claims. Mr. Lillibridge will not be eligible to receive any future equity incentive award grants.
The Agreement does not provide for any cash severance payments upon his termination of employment for any reason. Outstanding equity awards will generally be treated as provided in Mr. Lillibridge's applicable award agreements, except that, subject to attaining necessary approval, (i) all of his vested stock options will remain exercisable until the expiration of the option term and (ii) if the Transition Date occurs prior to February 14, 2018 and Mr. Lillibridge is terminated by the Company without Cause (as defined in the Agreement) prior to February 14, 2018, he would receive (a) full vesting of all outstanding and unvested time-based equity awards and (b) prorated vesting of outstanding performance-based equity awards, based on actual achievement of the specified performance criteria through his date of termination of employment.

The Agreement subjects Mr. Lillibridge to noncompetition, nonsolicitiation and noninterference restrictions for a period of one year, as well as certain confidentiality and nondisparagement restrictions, following the termination of Mr. Lillibridge's employment for any reason.
The Company will be engaging an executive search firm to initiate the process for securing Mr. Lillibridge's successor in the coming days.
The foregoing description of the Agreement is qualified in its entirety by the full text of the Agreement, a copy of which will be filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the third quarter of 2017.
Item 9.01.	Financial Statements and Exhibits.
(a)  Financial Statements of Businesses Acquired.
Not applicable.
(b)  Pro Forma Financial Information.
Not applicable.
(c)  Shell Company Transactions.
Not applicable.
(d)	Exhibits:
Exhibit Number	Description
99.1	Press release issued by the Company on July 28, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VENTAS, INC.

Date: July 28, 2017	By:	/s/ T. Richard Riney
T. Richard Riney
Executive Vice President, Chief
Administrative Officer, General
Counsel and Ethics and Compliance Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release issued by the Company on July 28, 2017.